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                                                                    EXHIBIT 10.6


                          [GIANT INDUSTRIES, INC. LOGO]
                    2005 MANAGEMENT DISCRETIONARY BONUS PLAN


1. During 2005, the Corporation will accrue funds from which bonuses may be paid. Generally, the achievement of a minimum targeted pre-tax earnings level will be required before bonuses will be considered under this Plan. As company financial performance exceeds this level during the year, the Administrative Committee shall proportionately increase the accrual until the actual accrual equals the budgeted incentive bonus plan accrual. Thereafter, additional funds shall be accrued based on an assessment by the Administrative Committee of anticipated company performance and other factors which it may deem appropriate.

2. This plan is not a profit sharing plan. Annual cash bonuses awarded to plan participants from funds accrued in the bonus pool are based on an evaluation of individual performance and accomplishments and the participant's contributions to and support of the Corporation's goals for
      (1) pre-tax earnings, cash flow and capital expenditures; (2) raw materials supply and low sulfur motor fuel compliance; (3) strategic growth of the Company; and (4) maintenance of our Sarbanes Oxley 404 compliance status.

3. Supervisors shall recommend the amount of bonus to be paid to the Administrative Committee. The bonus recommended, if any, is within the complete and sole discretion of the participant's supervisor. Supervisors are encouraged to provide regular performance feedback to employees who participate in this bonus plan. Supervisors shall utilize measurable performance goals and achievements, commitment to the Company's values, and other incentive or performance measurement criteria as applicable and effective in their area of responsibility in determining a participant's eligibility for, and the amount of, a recommended bonus.

4. The amount of bonus recommended and the reasons therefore shall be delivered to the Administrative Committee at the end of the year. The amount of bonus paid, if any, is as determined by the Administrative Committee in its sole discretion.

5. Any participant who is dissatisfied with a bonus may appeal the decision by submitting a written notice with reasons to the Committee within ten days of being advised of the amount of bonus. Decisions by the Administrative Committee concerning the amount of bonus to be paid to a participant, or concerning the administration, eligibility, interpretation, decision on appeal, or any other aspect of this Plan, shall be final and conclusive.
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6.    The amount of bonus awarded, if any, will be paid as soon as reasonably practical after year-end, but no later than March 15, 2006. To receive a bonus, a participant must be employed by the Corporation at the time the funds are paid. The participant shall forfeit any right to receive a bonus and any bonus awarded but not already paid if a participant's employment is terminated for any reason, voluntarily or involuntarily, prior to such date.

7. Participants in this Plan must be members of the management team. If a participant receives a bonus under any other bonus program, that bonus payout will be deducted from any payment awarded under this plan. All eligible participants in the 2005 Bonus Plan will be provided a copy of this document.

8. Management employees hired after January 1, 2005, who have been approved for inclusion in advance by the Administrative Committee, are also eligible to participate in this Plan.

9. The Company's 2005 financial targets are based on the Company's 2005 budget. The financial targets are subject to change based on the acquisition or divestiture of significant assets or other matters, as the Compensation Committee shall determine in its sole discretion.

10. The Board of Directors reserves the right, in its sole discretion, to amend, modify or eliminate this Plan or its application or administration, in whole or in part, in future years.

11. The Administrative Committee shall be comprised of the Chief Executive Officer, President, and the Vice President of Human Resources.